Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares Cash Distribution for April 2022

HOUSTON, Texas, April 19,2022 – PNC Bank, National Association, as the trustee (the “Trustee”) of the San Juan Basin Royalty Trust (the “Trust”) (NYSE: SJT), today declared a monthly cash distribution to the holders (the “Unit Holders”) of its units of beneficial interest (the “Units”) of $ 3,863,096.64 or $0.082883 per Unit, based primarily upon the reported production of the Trust’s subject interests (the “Subject Interests”) during the month of February 2022. The distribution is payable May 13, 2022, to the Unit Holders of record as of April 29, 2022.

For the production month of February 2022, the owner of the Subject Interests, Hilcorp San Juan L.P. and the operator of the Subject Interests, Hilcorp Energy Company (collectively, “Hilcorp”), reported to the Trust net profits of $5,337,442 ($4,003,081 net royalty amount to the Trust).

Hilcorp reported $8,715,985 of total revenue from the Subject Interests for the production month of February 2022. This amount includes other revenues of $127,721, consisting of $97,895 of prior period non-operated revenue actualizations and related interest and $29,826 of revenue related to 2019 audit exceptions and interest. Hilcorp advised the Trust that it has now completed the actualizations on non-operated activity. For the Subject Interests, Hilcorp reported $3,378,543 of production costs for the production month of February 2022, consisting of $2,203,831 of lease operating expenses, $1,092,574 of severance taxes and $82,139 of capital costs.

Based upon the information that Hilcorp provided to the Trust, gas volumes for the Subject Interests for February 2022 totaled 1,806,354 Mcf (2,007,060 MMBtu), as compared to 1,986,976 Mcf (2,207,751 MMBtu) for January 2022. Production volumes were lower in February due to seasonal operational factors related to weather and temperature. Dividing revenues by production volume yielded an average gas price for February 2022 of $4.70 per Mcf ($4.23 per MMBtu), as compared to an average gas price for January 2022 of $5.42 per Mcf ($4.88 per MMBtu).

Production from the Subject Interests continues to be gathered, processed, and sold under market sensitive and customary agreements, as recommended for approval by the Trust’s Consultant. The Trustee continues to engage with Hilcorp regarding its ongoing accounting and reporting to the Trust, and the Trust’s third-party compliance auditors continue to audit payments made by Hilcorp to the Trust, inclusive of sales revenues, production costs, capital expenditures, adjustments, actualizations, and recoupments disclosed in the February 2022 Distribution Report. The Trust’s auditing process has also included detailed analysis of Hilcorp’s pricing and rates charged. As previously disclosed in the Trust’s filings, these revenues and costs (along with all costs) are the subject of the Trust’s ongoing comprehensive audit process by our professional consultants and outside counsel to ensure full compliance with all the underlying operative Trust agreements and evaluating all available potential remedies in the event there is evidence of non-compliance.

Contact:	San Juan Basin Royalty Trust

PNC Bank, National Association PNC Asset Management Group 2200 Post Oak Blvd., Floor 18 Houston, TX 77056 website: www.sjbrt.com e-mail: sjt@pnc.com

James R. Wilharm, Senior Vice President and Director of Trust Real Estate Services Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.